For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

         FIRST KEYSTONE ANNOUNCES SECOND QUARTER DIVIDEND

Berwick, Pennsylvania   May 30, 2003 - First Keystone Corporation
(OTC BB: FKYS), parent company of The First National Bank of Berwick, declared a $.24 per share quarterly cash dividend to shareholders of record as of June 10, 2003, payable June 30, 2003. This is a 20% increase in the second quarter dividend over the $.20 per share paid in June 2002 (adjusted to reflect a 5% stock dividend paid August 2002). With the second quarter dividend payment, year-to-date cash dividends total $.48 per share in 2003 as compared to $.40 in the first two quarters of 2002.

The dividend payment continues to reflect the strong earnings history and excellent capital level of First Keystone
Corporation.

The First National Bank of Berwick now operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: Legg Mason Wood Walker, Inc., 800-888-6673; Janney Montgomery Scott, Inc., 800-526-6397;
Ferris, Baker, Watts, Inc., 800-638-7411; Ryan, Beck and Company, 800-223-8969; and Boenning & Scattergood, Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.


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